Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 12 DATED DECEMBER 1, 2017
TO THE PROSPECTUS DATED APRIL 26, 2017

This document supplements, and should be read in conjunction with, our prospectus dated April 26, 2017, as supplemented by Supplement No. 1 dated April 26, 2017, Supplement No. 2 dated May 1, 2017, Supplement No. 3 dated May 17, 2017, Supplement No. 4 dated June 1, 2017, Supplement No. 5 dated July 3, 2017, Supplement No. 6 dated August 1, 2017, Supplement No. 7 dated August 15, 2017, Supplement No. 8 dated September 5, 2017, Supplement No. 9 dated October 3, 2017, Supplement No. 10 dated November 1, 2017 and Supplement No. 11 dated November 15, 2017. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I and Class T shares for the month of November 2017; and

•	an update to our suitability standards.

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of November 2017:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
November 1, 2017	$13.61	$13.70	$13.62
November 2, 2017	$13.62	$13.71	$13.63
November 3, 2017	$13.62	$13.71	$13.63
November 6, 2017	$13.63	$13.72	$13.64
November 7, 2017	$13.63	$13.72	$13.65
November 8, 2017	$13.64	$13.73	$13.65
November 9, 2017	$13.64	$13.73	$13.65
November 10, 2017	$13.64	$13.73	$13.65
November 13, 2017	$13.65	$13.74	$13.66
November 14, 2017	$13.64	$13.74	$13.66
November 15, 2017	$13.64	$13.73	$13.65
November 16, 2017	$13.64	$13.74	$13.66
November 17, 2017	$13.64	$13.73	$13.65
November 20, 2017	$13.64	$13.73	$13.65
November 21, 2017	$13.65	$13.74	$13.66
November 22, 2017	$13.65	$13.74	$13.66
November 24, 2017	$13.65	$13.74	$13.66
November 27, 2017	$13.65	$13.74	$13.66
November 28, 2017	$13.65	$13.74	$13.65
November 29, 2017	$13.64	$13.73	$13.65
November 30, 2017	$13.65	$13.74	$13.65

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.

Update to Our Suitability Standards

The paragraph immediately following the suitability standard for Pennsylvania Investors on page iii of our prospectus dated April 26, 2017 is replaced in entirety by the following:

In the case of sales to fiduciary accounts, the suitability standards shall be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares of our common stock or by the beneficiary of the account.